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Water Pik Technologies, Inc.
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For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS MARCH QUARTER OPERATING RESULTS

For Three-Months Ended March 2004:
Sales Increase of 22.2 % Generates Profit Improvement of $0.08 per Share

For Six-Months Ended March 2004: Sales Increased 17.7 % and EPS Increased 128%

Company Provides Multi-year Financial Targets

(Newport Beach, California, April 15, 2004) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for the quarter ended March 31, 2004 were $67.7 million, an increase of 22.2 percent as compared to sales of $55.4 million for the same period in 2003.  The organic sales growth for the quarter, excluding two recent acquisitions, was 13.6 percent.  The net loss was $0.8 million or $0.07 per share for March 2004 quarter as compared to a loss of $1.8 million or $0.15 per share for the same period in 2003.  The March 2004 quarter EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $1.7 million as compared to a loss of $0.1 million for the March 2003 quarter.

(In thousands, except per share amounts)	Three Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change

Sales	$67,661	$55,389	$12,272	22.2%
Operating loss	$(841)	$(2,417)	$1,576	65.2%
Net loss	$(849)	$(1,837)	$988	53.8%
Net loss per common share	$(0.07)	$(0.15)	$0.08	53.3%
EBITDA from continuing operations	$1,670	$(57)	$1,727	NM

more

“The strong sales growth and profit improvement we experienced in each of the last two quarters points to the success of our growth initiatives,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “We continue our focus on leveraging our sales momentum into higher profitability.  Last week we raised our 2004 sales and earnings growth targets.  Today we are extending our outlook to include an operating margin of 8 percent for fiscal 2006 and compounded growth rates for sales of 9 percent and for operating income of 25 percent for the 2003 through 2006 period.”

Business Segment Performance

(Amounts in thousands)	Three Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change
PERSONAL HEALTH CARE:
Oral health products	$10,978	$10,917	$61	0.6%
Shower products	16,864	15,407	1,457	9.5%
Other products	862	1,454	(592)	(40.7)%
Total sales	$28,704	$27,778	$926	3.3%

Gross profit	$11,388	$11,149	$239	2.1%
Operating income	$1,630	$1,393	$237	17.0%

Gross profit as a percent of sales	39.7%	40.1%
Operating income as a percent of sales	5.7%	5.0%

For three-months ended March 31, Personal Health Care:

•                  Sales increased 3.3 percent, due primarily to a 9.5 percent growth in the shower products category driven by sales of AquaFall® and New Visions® showerheads.  Sales for the Other products category declined due primarily to lower water filtration sales.

•                  Operating income for the quarter was $1.6 million, an increase of 17.0 percent, due primarily to higher gross profit and essentially flat operating expenses.

(Amounts in thousands)	Three Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$30,230	$19,464	$10,766	55.3%
Water-heating systems	8,727	8,147	580	7.1%
Total sales	$38,957	$27,611	$11,346	41.1%

Gross profit	$5,948	$4,145	$1,803	43.5%
Operating (loss)	$(2,471)	$(3,810)	$1,339	35.1%

Gross profit as a percent of sales	15.3%	15.0%
Operating loss as a percent of sales	(6.3)%	(13.8)%

For three-months ended March 31, Pool Products and Heating Systems:

•                  Sales increased 41.1 percent, due primarily to general increases across most product lines driven by the success of the Company’s pool builder conversion program.  Pool product sales increased 55.3 percent, due to increased sales of electronic controls, pool heaters and $4.7 million in heat pump and chlorinator sales from recent acquisitions.  Water-heating system sales increased 7.1 percent, due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $1.8 million, due primarily to increased sales.

•                  Operating loss improved $1.3 million, due primarily to higher gross profit and lower research and development expenses offset by higher selling expenses.

Additional Financial Highlights

Capital expenditures from continuing operations for the three-months ended March 31, 2004 were $0.8 million compared to $0.9 million for the same period last year.  Depreciation and amortization from continuing operations for the March 2004 quarter was $2.5 million compared to $2.4 million for the same period of 2003.

For three-months ended March 31, 2004 cash provided by operating activities of $1.0 million and financing activities of $10.0 million were used to fund acquisitions and capital expenditures totaling $10.9 million.

September 2004 Fiscal Year End

The Company previously announced the new fiscal year will be the 52- or 53-week period ending on the Sunday nearest September 30, effective in 2004.  In November 2004 a Form 10-K reporting financial results for the 9-month transition period ending in September 2004 will be filed with the Securities and Exchange Commission.

Outlook

The Company outlook for sales growth for the twelve-months ending September 2004 is in the range of 12 to 14 percent.  Sales growth for the Personal Health Care segment is targeted in the range of 5 to 7 percent.  Sales growth for the Pool Products and Heating Systems segment including the acquisitions of Air Energy Heat Pumps, Inc. and Huron Tech Systems is targeted in the range of 16 to 18 percent.  Earnings per share for the twelve-months ending September 2004 are targeted in the range of $1.00 to $1.05 per diluted share.

Based on the Company’s current business plan that includes recent acquisitions, its compounded growth rate targets for the period beginning with the twelve-months ended September 2003 through fiscal year September 2006 are: sales growth of 9 percent and operating income growth of 25 percent.  The 2006 target for operating income as a percent of sales (operating margin) is 8 percent.

Supplemental Information for Six-months Ended March 31

The presentation of consolidated and segment results for the six-months ended March 31, 2004, which includes the previously announced December 2003 quarter and the comparable period from the prior years, is provided to assist the investment community in the understanding and analysis of the Company’s outlook for the twelve-months ending September 2004.

(In thousands, except per share amounts)	Six Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change

Sales	$164,772	$139,993	$24,779	17.7%
Operating income	$8,831	$4,096	$4,735	115.6%
Income from continuing operations	$5,146	$2,180	$2,966	136.1%
Net income (loss)	$5,090	$(1,602)	$6,692	NM
EPS from continuing operations	$0.41	$0.18	$0.23	127.8%
EBITDA from continuing operations	$13,978	$8,816	$5,162	58.6%

For six-months ended March 31, Water Pik Technologies, Inc.:

•                  Sales increased 17.7 percent, due to a 26.7 percent growth in the Pool Products and Heating Systems segment and 6.2 percent growth in the Personal Health Care segment. The organic sales growth for the period, excluding two recent acquisitions, was 11.0 percent.

•                  Operating income as a percent of sales increased to 5.4 percent.

•                  EPS from continuing operations of $0.41 per share increased 127.8 percent, driven by higher sales and profit improvement in both business segments.

(Amounts in thousands)	Six Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change
PERSONAL HEALTH CARE:
Oral health products	$25,300	$25,166	$134	0.5%
Shower products	35,496	31,503	3,993	12.7%
Other products	4,427	4,727	(300)	(6.3)%
Total sales	$65,223	$61,396	$3,827	6.2%

Gross profit	$25,401	$23,483	$1,918	8.2%
Operating income	$3,799	$1,829	$1,970	107.7%

Gross profit as a percent of sales	38.9%	38.2%
Operating income as a percent of sales	5.8%	3.0%

For six-months ended March 31, Personal Health Care:

•                  Sales increased 6.2 percent, due primarily to a 12.7 percent growth in the shower products category driven by sales of AquaFall® and New Visions® showerheads.  Sales for the Other products category declined due primarily to lower water filtration sales.

•                  Gross profit increased $1.9 million due primarily to increased sales and higher gross profit as a percent of sales.

•                  Operating income for the period was $3.8 million, an increase of 107.7 percent, due primarily to higher gross profit and a slight decline in operating expenses.

(Amounts in thousands)	Six Months Ended March 31,
(Unaudited)	2004	2003	$ Change	% Change
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$79,292	$60,603	$18,689	30.8%
Water-heating systems	20,257	17,994	2,263	12.6%
Total sales	$99,549	$78,597	$20,952	26.7%

Gross profit	$21,835	$18,340	$3,495	19.1%
Operating income	$5,032	$2,267	$2,765	122.0%

Gross profit as a percent of sales	21.9%	23.3%
Operating income as a percent of sales	5.1%	2.9%

For six-months ended March 31, Pool Products and Heating Systems:

•                  Sales increased 26.7 percent, due primarily to general increases across most product lines driven by the success of the Company’s pool builder conversion program.  Pool product sales increased 30.8 percent, due to increased sales of electronic controls, pumps, filters, pool heaters and $9.4 million in heat pump and chlorinator sales from recent acquisitions.  Water-heating system sales increased 12.6 percent, due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $3.5 million due primarily to higher sales.  Gross profit as a percent of sales decreased due primarily to product mix and to higher warranty costs.

•                  Operating income improved $2.8 million due primarily to higher gross profit and lower research and development expenses offset by increased selling, general and administrative expenses.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three-months ended March 31, 2004 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO and Vic Streufert, the Company’s Vice President, Finance and CFO at 11:00 am Pacific Daylight Time (2:00 pm EDT), Friday, April 16, 2004.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-323-5253 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 800-627-7471.  The replay will be available through 8:00 pm Pacific Daylight Time on April 21st.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the following schedules reconcile EBITDA (earnings before interest, taxes, depreciation and amortization) to income from continuing operations before taxes, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), for the periods presented.

In order to fully assess our financial results, we believe that EBITDA is an appropriate measure for evaluating our operating performance.  We are providing this information because it is a key metric to the investment community and assists in their understanding and analysis of our operating performance.  Accordingly, EBITDA should be considered in addition to, and not as a substitute for, or superior to, any measures of financial performance prepared in compliance with GAAP.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of EBITDA to income (loss) from continuing operations before income taxes, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Sales	$67,661	$55,389
Gross profit	17,336	15,294
Selling expenses	11,176	10,926
General and administrative expenses	5,299	4,598
Research and development expenses	1,702	2,187
Operating loss	(841)	(2,417)
Interest expense	546	539
Other income	(70)	(124)
Loss from continuing operations before income taxes	(1,317)	(2,832)
Income tax benefit	(468)	(1,035)
Loss from continuing operations	(849)	(1,797)

Discontinued operations:
Loss from operations of discontinued product line	—	(63)
Income tax benefit	—	(23)
Loss on discontinued operations	—	(40)
Net loss	$(849)	$(1,837)

Net loss per common share
Continuing operations	$(0.07)	$(0.15)
Discontinued operations	—	—
Net loss	$(0.07)	$(0.15)

Weighted average common shares outstanding	11,941	12,075

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF EBITDA TO INCOME (LOSS)
FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Loss from continuing operations before income taxes	$(1,317)	$(2,832)
Interest expense, net	486	415
Depreciation and amortization	2,501	2,360
EBITDA from continuing operations	$1,670	$(57)

PERSONAL HEALTH CARE
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$1,530	$1,212
Interest expense, net	104	184
Depreciation and amortization	1,498	1,387
EBITDA from continuing operations	$3,132	$2,783

POOL PRODUCTS AND HEATING SYSTEMS
Reconciliation of EBITDA:
Loss from continuing operations before income taxes	$(2,847)	$(4,044)
Interest expense, net	382	231
Depreciation and amortization	1,003	973
EBITDA from continuing operations	$(1,462)	$(2,840)

Supplemental Information

	Six Months Ended March 31,
	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$7,955	$3,331
Interest expense, net	866	801
Deprecitation and amortization	5,157	4,684
EBITDA from continuing operations	$13,978	$8,816

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)

ASSETS
Cash	$1,092	$970
Accounts receivable, net	71,477	85,527
Inventories	43,912	41,772
Deferred income taxes	7,358	7,321
Prepaid expenses and other current assets	4,258	4,320
Total current assets	128,097	139,910
Property, plant and equipment, net	46,967	48,637
Goodwill, net	34,605	26,020
Deferred income taxes	868	657
Other assets	3,728	3,352
TOTAL ASSETS	$214,265	$218,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$22,174	$25,169
Accrued income taxes	—	1,559
Accrued liabilities	19,786	28,797
Current portion of long-term debt	3,877	3,879
Total current liabilities	45,837	59,404
Long-term debt, less current portion	51,669	42,589
Other accrued liabilities	5,441	5,242
TOTAL LIABILITIES	102,947	107,235
TOTAL STOCKHOLDERS’ EQUITY	111,318	111,341
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$214,265	$218,576

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Operating activities:
Net loss	$(849)	$(1,837)
Loss from discontinued product line	—	40
Loss from continuing operations	(849)	(1,797)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,501	2,360
Deferred income taxes	(238)	308
Tax benefit from exercise of stock options	191	—
Compensation expense arising from stock awards	209	177
Interest income from stockholder notes	(58)	(124)
Change in operating assets and liabilities:
Accounts receivable	13,897	20,800
Inventories	(938)	(6,253)
Accounts payable	(3,165)	(197)
Accrued liabilities	(9,254)	(9,749)
Accrued income taxes	(2,401)	(1,846)
Other assets and liabilities	1,057	(404)
Cash provided by operating activities	952	3,275

Investing activities:
Purchase of business	(10,128)	—
Purchase of property, plant and equipment	(777)	(905)
Disposal of property, plant and equipment	9	14
Cash used in investing activities	(10,896)	(891)

Financing activities:
Net borrowings under revolving credit facilities	10,063	(2,210)
Payments on promissory notes	(952)	(959)
Proceeds from exercise of options	933	23
Cash provided by (used in) financing activities	10,044	(3,146)
Effect of exchange rate changes on cash	22	67
Cash used in discontinued operations	—	(40)
Increase (decrease) in cash	122	(735)
Cash at beginning of period	970	1,038

Cash at end of period	$1,092	$303

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